UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2016

BIOCEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36284	80-0943522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5810 Nancy Ridge Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 320-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The disclosure set forth below in Item 8.01 is incorporated herein by reference.

Item 8.01	Other Events.

On May 20, 2016, Biocept, Inc. (the “Company”) received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that Nasdaq has determined that the Company has failed to comply with the minimum stockholders’ equity requirement of Nasdaq Listing Rule 5550(b)(1). Nasdaq Listing Rule 5550(b)(1) requires that companies listed on the Nasdaq Capital Market maintain a minimum of $2,500,000 in stockholders’ equity for continued listing.

As part of the Company’s plan to regain compliance with Nasdaq Listing Rule 5550(b)(1), on October 19, 2016, the Company closed an underwritten public offering of 9,100,000 shares of its common stock and warrants to purchase up to an aggregate of 9,100,000 shares of its common stock at a combined offering price of $1.10 (the “October Offering”). The net proceeds to the Company from the October Offering were approximately $8.8 million.

As a result of the October Offering, the Company believes that, as of the date of this Current Report on Form 8-K, it has regained compliance with the minimum stockholders’ equity requirement of Nasdaq Listing Rule 5550(b)(1).

Nasdaq will continue to monitor the Company’s ongoing compliance with Nasdaq Listing Rule 5550(b)(1). If at the time of the Company’s next periodic report the Company does not evidence compliance with Nasdaq Listing Rule 5550(b)(1), it may be subject to delisting.

Forward-Looking Statements

Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this Current Report on Form 8-K speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCEPT, INC.

Dated: October 28, 2016	By:	/s/ Michael W. Nall
	Name:	Michael W. Nall
	Title:	President and Chief Executive Officer